BINDING LETTER OF INTENT N8 CONCEPTS, INC. AND SC BLUWOOD, INC.

This letter of intent ("LOI") sets forth the understanding, which has been reached between SC BluWood, Inc. a California company (“Seller") and N8 Concepts, Inc., a Colorado corporation ("Company"), concerning the acquisition of Seller by Company.

1. Acquisition. The Company will acquire 100% of Seller's issued and outstanding stock (the "Seller’s Shares") owned by the shareholders of the Seller (the "Acquisition"). Upon completion of the Acquisition, Seller will become a wholly owned subsidiary of the Company. It is anticipated that the Acquisition will be structured to qualify as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code.

2. Share Exchange. Seller and Seller’s shareholders shall receive a total of fifty million (50,000,000) shares of the Company’s common stock (the “Company Shares”) upon the closing of the Acquisition (the “Closing”), in exchange for all of the Seller Shares.

3. Bonus Shares. It is hereby agreed that the parties shall negotiate in good faith a bonus package (“Bonus Package”) for Seller’s officers, directors and key employees. This Bonus Package shall in accordance with industry standards.

4. Wages. It is hereby agreed that each manager of the Seller shall receive a monthly salary comparative to other executives in the same capacity.

5. Operating Capital. It is hereby agreed that Seller shall be provided sufficient operating capital to achieve certain milestones as per a pre-approved budget. Budget and milestones must be mutually agreed upon prior to Acquisition.

6. Advance. Upon signing this LOI, the Company will have provided to Seller the sum of one hundred thousand US dollars ($100,000). Receipt of which is hereby acknowledged.

7. Additional Terms and Conditions of the Acquisition. Consummation of the Acquisition will be subject to the following terms and conditions:

(a)	A definitive agreement (the "Definitive Agreement") satisfactory to the Company and Seller and Seller’s shareholders shall be executed by Company, Seller and all of Seller's shareholders as soon as practicable. The Definitive Agreement shall contain terms, conditions, representations and warranties, covenants and legal opinions normal and appropriate for a transaction of the type contemplated, including, without limitation, those summarized in this LOI;

(b)	Upon signing the Definitive Agreement, the Company shall prepare and file with the SEC all appropriate documents including, but not limited to, a Super 8K and 13D of the Securities Act of 1933. The filings will include, as necessary, description of Seller’s business and Seller’s audited and interim unaudited financial statements prepared in accordance with GAAP and/or PCAOB approved Audit statements and applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Seller shall provide such financial statements and information and any additional information the Company may require for inclusion in its filings.

(c)	Each party and its agents, attorneys and representatives shall have full and free access to the properties, books and records of the other party (the confidentiality of which the investigating party agrees to retain) for purposes of conducting investigations of the other party;

(d)	The Company and Seller shall have received all permits, authorizations, regulatory approvals and third party consents necessary for the consummation of the Acquisition and all applicable legal requirements shall have been satisfied;

(e)	It is hereby agreed that the Sellers current Officers and Directors shall receive management contracts that shall include bonuses and stock incentives based upon performance and milestones.

(f)	Conduct of Business. The Seller shall use its reasonable best efforts to preserve intact the business organization and employees and other business relationships of the Seller; shall continue to operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; shall use its reasonable best efforts to maintain the Seller's current financial condition, including working capital levels; shall not incur any indebtedness or enter into any agreements to make business or product line stock purchase agreements; and shall not declare or make any dividend or stock distributions.

(g)	Disclosure. Without the prior written consent of Company, the Seller will, and each party hereto will cause its directors, officers, shareholders, employees, agents, other representatives and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this letter and the terms thereof, unless in the opinion of such party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with Company.

(h)	Access to Seller. The Seller will give Company and its representatives full access to any personnel and all properties, documents, contracts, books, records and operations of the Seller relating to its business. The Seller will furnish Company with copies of documents and with such other information as Company may request.

(i)	Upon completion of the Acquisition, all officers and directors of the Company will resign and appoint new officers and directors of the Company as instructed by the Seller. Further, all assets of the Company will be given back to the resigning officers and/or directors of the Company as compensation for the completion of this business combination.

     8. Expenses. Each Party shall have independent counsel and as such all legal fees and expenses shall be borne by each Party.

9. Conduct of Business of Seller Pending Closing. Until consummation or termination of the Acquisition, Seller will conduct its business only in the ordinary course and none of the assets of Seller shall be sold or disposed of except in the ordinary course of Seller's business.

10. Representations and Warranties. The Definitive Agreement will contain representations and warranties customary to transactions of this type, including without limitation, representations and warranties by the selling shareholders and the Seller as to (a) the accuracy and completeness of the Seller's financial statements for the past two years and current financial statements; (b) disclosure of all the Seller's contracts, commitments and liabilities, direct or contingent; (c) the physical condition, suitability, ownership and absence of liens, claims and other adverse interests with respect to the Seller's assets; (d) the selling shareholders’ ownership of the Shares; (e) the absence of liabilities with respect to the Seller, other than as set forth in the balance sheet dated December 31, 2008, and liabilities incurred in the ordinary course of business since that date; (f) the absence of a material adverse change in the condition (financial or otherwise), business, properties, assets or prospects of the Seller; (g) absence of pending or threatened litigation (other than disclosed in writing), investigations or other matters affecting the Stock purchase agreement; (h) the Seller's compliance with laws and regulations applicable to its business and obtaining all licenses and permits required for its business; and (i) the due incorporation, organization, valid existence, good standing and capitalization of the Seller.

11. No Other Offers. The Seller and its principal shareholders each acknowledges that Company will incur significant expense in connection with its due diligence review and preparation and negotiation of the Purchase Agreement. As a result, upon execution of this letter the Seller and the Principal Shareholder shall terminate any existing discussions or negotiations with, and shall cease to provide information to or otherwise cooperate with, any party other than Company and its representatives with respect to an Stock purchase agreement Transaction (as defined below). In addition, from and after the date hereof, none of the Seller nor any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions or negotiations with or participate in any discussions or negotiations with or provide any information to or otherwise cooperate in any other way with, or enter into any agreement, letter of intent or agreement in principle with, or facilitate or encourage any effort or attempt by any corporation, partnership, Seller, person or other entity or group (other than Company and its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents) concerning any merger, joint venture, recapitalization, reorganization, sale of substantial assets, sale of any shares of capital stock, investment or similar transaction involving the Seller or any subsidiary or division of the Seller (each, an "Stock purchase agreement Transaction"). The Seller shall notify Company promptly of any inquiries, proposals or offers made by third parties to the Seller or any of its shareholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents with respect to an Stock purchase agreement Transaction and furnish Company the terms thereof (including, without limitation, the type of consideration offered and the identity of the third party). The Seller and the Principal Shareholder shall deal exclusively with Company with respect to any possible Stock purchase agreement Transaction and Company shall have the right to match the terms of any proposed transactions in lieu of such parties.

12. Enforceable Agreement; Compliance with Applicable Laws. This LOI shall constitute an enforceable agreement between the Company and Seller, and shall serve as the Agreement until such time as the Definitive Agreement may be prepared, however, no longer than sixty (60) days from the signing date. Upon the concurrence of the Company and Seller as provided below, both the Company and Seller agree to use their respective best efforts to negotiate a mutually acceptable Definitive Agreement and to consummate the Acquisition and shall include the above terms and conditions but is not limited thereto. It is the understanding of the Company and Seller that all matters referred to in this LOI are conditioned upon compliance with applicable Federal and state securities laws and other applicable laws.

The undersigned concur with the matters set forth in the foregoing LOI.

Dated: March 20, 2009	SC BLUWOOD, INC
	By:	/s/ Steve Conboy

	Its:	President and CEO

Dated: March 20, 2009	N8 CONCEPTS, INC
	By:	/s/ James H. Watson, Jr.

	Its:	President and CEO